                                                                      EXHIBIT 11


                        GULF SOUTH MEDICAL SUPPLY, INC.
        EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                 THREE MONTHS ENDED JUNE 30, 1996 AND 1995 AND
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              Three Months Ended June 30,    Six Months Ended June 30,
                                                                 1996           1995             1996         1995
                                                             -------------  ------------    -------------   -------------
 Average shares outstanding  . . . . . . . . . . . . . .           14,585       13,796           14,207       13,791

 Net effect of common stock options - based on the
     treasury method using assumed fair market value equal
     to the higher of the average or the ending market
     value of the common stock during the three months
     ended June 30, 1996 and 1995 and the six months ended
     June 30, 1996 and 1995  . . . . . . . . . . . . . .              202          185              210          174
                                                            -------------   ----------      ----------- ------------
 Weighted average number of common shares  . . . . . . .           14,787       13,981           14,417       13,965
                                                            =============   ==========      =========== ============
 Net income  . . . . . . . . . . . . . . . . . . . . . .    $       2,959   $    2,030      $     5,281 $      3,931
                                                            =============   ==========      =========== ============
 Net income per share  . . . . . . . . . . . . . . . . .    $        0.20   $     0.15      $      0.37 $       0.28
                                                            =============   ==========      =========== ============